UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2013

NBCUniversal Media, LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	333-174175	14-1682529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza New York, NY 10112-0015
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 664-4444

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On February 12, 2013, NBCUniversal Media, LLC (“NBCUniversal Media”) entered into a Transaction Agreement (the “Transaction Agreement”) with Comcast Corporation (“Comcast”), General Electric Company (“GE”), Navy Holdings, Inc. (“HoldCo”), National Broadcast Company Holding, Inc. and NBCUniversal, LLC (“NBCUniversal”).

Under the Transaction Agreement, Comcast has agreed to acquire (the “Redemption Transactions”), directly or indirectly, GE’s 49% common equity interest in NBCUniversal for approximately $16.7 billion.  In addition, pursuant to a Purchase and Sale Agreement (the “Purchase and Sale Agreement”), also entered into on February 12, 2013, between 30RC Trust (f/k/a NBC Trust No. 1996A), a Delaware statutory business trust (the “Trust”), and NBCUniversal Atlas LLC, a Delaware limited liability company (“NBCUniversal Atlas”), which is a wholly owned subsidiary of NBCUniversal Media, NBCUniversal Atlas agreed to purchase, for approximately $1.3 billion, the Trust’s reversionary and fee interests, as applicable, in the real property located at 30 Rockefeller Plaza, New York, New York, that is occupied by NBCUniversal Media (the “30 Rock Transaction”).  Also on February 12, 2013, NBCUniversal Media agreed to purchase CNBC’s headquarters in Englewood Cliffs, New Jersey.

The consideration will consist of $11.4 billion of cash on hand ($4.6 billion of which will be from NBCUniversal); $4.0 billion of senior unsecured debt securities issued by HoldCo, a holding company whose sole asset is its interests in NBCUniversal; $2.0 billion of cash funded through a combination of Comcast’s existing credit facility and NBCUniversal Media’s credit facility, which is expected to be amended, among other things, to substitute HoldCo as the sole borrower; and $725 million of HoldCo preferred stock.  The interest rate on the HoldCo senior unsecured debt securities and the dividend rate on the HoldCo preferred stock will be determined prior to the closing of the Redemption Transactions (the “Closing”).

The consummation of the Redemption Transactions is subject to customary closing conditions, but it is not subject to any financing condition.  The Transaction Agreement includes representations and warranties and covenants of each party that are customary for transactions of this nature.

The Transaction Agreement may be terminated under certain circumstances, including by mutual agreement of Comcast and GE and by either party if the Redemption Transactions have not been consummated on or before March 27, 2013.

The consummation of the 30 Rock Transaction is subject to customary closing conditions, as well as the condition that the Redemption Transactions shall have closed. The Purchase and Sale Agreement includes representations and warranties and covenants of each party that are customary for transactions of this nature.

The Purchase and Sale Agreement is expected to close by the end of March, 2013, but may be terminated under certain circumstances, including by mutual agreement of the Trust and NBCUniversal Atlas and by either the Trust or NBCUniversal Atlas if the consummation of the

30 Rock Transaction shall have not occurred by December 1, 2013.

Item 7.01.  Regulation FD Disclosure.

After the Closing, Comcast and NBCUniversal Media, along with Comcast’s existing cable holding company guarantors (the “Cable Guarantors”), expect to guarantee each other’s publicly traded debt securities.  In addition, NBCUniversal Media expects to guarantee the $6.25 billion revolving credit facility due June 2017 that Comcast and Comcast Cable Communications, LLC entered into in June 2012, which is already guaranteed by the Cable Guarantors.

The current Cable Guarantors are Comcast Cable Communications, LLC, Comcast MO Group, Inc., Comcast Cable Holdings, LLC and Comcast MO of Delaware, LLC.

A copy of the press release announcing the entry into the Transaction Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated February 12, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBCUNIVERSAL MEDIA, LLC
Date:	February 12, 2013	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated February 12, 2013